Exhibit 10.2

GUARANTY OF CERTAIN OBLIGATIONS TO FCC

This GUARANTY OF CERTAIN OBLIGATIONS TO FCC (this “Guaranty”), dated as of October 1, 2015 (the “Effective Date”), is made by DISH Network Corporation, a Nevada corporation, (the “Guarantor”) in favor of the Federal Communications Commission (the “FCC” or “Beneficiary”).  Each of Guarantor and Beneficiary may be referred to herein individually as a “Party” and together as the “Parties.”

W I T N E S S E T H :

WHEREAS, the FCC released a Memorandum Opinion and Order, FCC 15-104 on August 18, 2015 (the “Order”) whereby it determined, among other things, that Northstar Wireless, LLC (together with its successors and assigns, “Northstar Wireless”) was not entitled to receive $1,961,264,850 in bidding credits in connection with FCC Auction 97 (the “Auction”);

WHEREAS, following the release of the Order, Northstar Wireless: (i) will not be paying the gross winning bid amounts for certain licenses for which it was the winning bidder at the Auction and with respect to which Northstar Wireless therefore understands that it will be deemed to have defaulted; and (ii) has committed by letter to the FCC Wireless Bureau dated October 1, 2015 (the “Northstar Wireless Letter”) that it will pay to the FCC the amount of $69,055,200 pursuant to 47 C.F.R. §1.2104(g)(2) (the “Default Payment”) on or before October 1, 2015;

WHEREAS, Northstar Wireless has acknowledged that it is obligated to pay one or more amounts that may become due to the Beneficiary pursuant to 47 C.F.R. §1.2104(g)(2)(i) as deficiency payments in connection with any deemed default with respect to the licenses identified on Attachment 2 of the Northstar Wireless Letter less any over-payment of additional payments previously made to the FCC in connection with such default pursuant to 47 C.F.R. §1.2104(g)(2)(ii) (that was calculated on an interim basis) (“Deficiency Payments” and, together with the Default Payment, the “Guaranteed Obligations”);

WHEREAS, pursuant to the First Amended and Restated Credit Agreement, dated as of October 13, 2014 (as amended from time to time, the “Credit Agreement”) by and among American AWS-3 Wireless II L.L.C., an affiliate of the Guarantor, as lender (the “Lender”), Northstar Wireless, as borrower, and Northstar Spectrum, LLC, as guarantor, the Lender has committed to make loans to Northstar Wireless by making payment of the Default Payment and any properly due and owing Deficiency Payments to the Beneficiary on behalf of Northstar Wireless, upon which the amount of such Default Payment and Deficiency Payments will be deemed by the Lender,

Northstar Wireless, as borrower, and Northstar Spectrum, LLC, as guarantor, to be loans extended by the Lender to Northstar Wireless pursuant to the Credit Agreement;

WHEREAS, the Beneficiary has agreed to accept this Guaranty from Guarantor in connection with Northstar Wireless’s response to the Order; and

WHEREAS, the Guarantor has determined that it will obtain benefits from issuing this Guaranty and from the payment of the Default Payment and Deficiency Payment as set forth herein and, accordingly, desires to execute this Guaranty in favor of the Beneficiary;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Beneficiary and hereby covenants and agrees with the Beneficiary as follows:

1.                                      GUARANTY OF CERTAIN PAYMENTS.

a)             Guarantor irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full to the Beneficiary of each and every Guaranteed Obligation as and when the same shall become due from time to time (including amounts that would become due but for the operation of the United States Bankruptcy Code or other applicable law) in accordance with Section 1(c).  For the avoidance of doubt, the Guaranteed Obligations include any and all payment obligations of Northstar Wireless to the Beneficiary in respect of the Default Payment and any Deficiency Payments, in each case now or hereafter made, incurred or created, and with respect to the Deficiency Payments whether now absolute or contingent, liquidated or unliquidated, or due or not due; provided that, with respect to any Deficiency Payments, (i) the amount(s) thereof shall be calculated solely pursuant to 47 C.F.R. §1.2104(g)(2) (including the deduction of any over-payment of additional payments to the FCC in connection with the deemed default pursuant to 47 C.F.R. §1.2104(g)(2)(ii) (calculated on an interim basis) with respect to the licenses identified on Attachment 2 of the Northstar Wireless Letter); and (ii) the amount of Deficiency Payments that the Guarantor is obligated to pay under this Guaranty in respect thereof shall in no event exceed $2,226,129,000 in the aggregate, plus only those specific additional amounts specified for interest and enforcement and recovery costs and expenses with respect to Deficiency Payments under Section 1(b) hereof.

b)             The Guaranteed Obligations shall include in addition, to the fullest extent permitted by law, (i) any interest on any portion of the Guaranteed Obligations that accrues in accordance with 47 C.F.R. §1.1940 whether before or after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Northstar Wireless (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceeding had not been commenced), provided that, no interest shall accrue with respect to any Guaranteed Obligation prior to the date that such Default Payment or Deficiency Payment, as applicable, shall become due from Northstar Wireless; and (ii) all costs and expenses of enforcement or recovery with respect to the Default Payment and any Deficiency Payments which Beneficiary may be entitled to recover at any time from Northstar Wireless under 47 C.F.R. §1.1941.

c)              In the event that Northstar Wireless fails to pay any Guaranteed Obligation (whether from its own funds on hand or pursuant to an advance by the Lender under the Credit Agreement) when and as the same becomes due, then the Beneficiary shall provide written notice of such payment breach (including, without limitation, the amount(s) due) to the Guarantor and the Guarantor shall, within four (4) New York banking days of receipt of such written demand from the Beneficiary pay or cause to be paid to the Beneficiary an amount equal to such unpaid Guaranteed Obligation in United States Dollars by wire transfer of immediately available funds to such bank and account as is designated by the Beneficiary in such notice.  The Beneficiary shall be entitled to issue, and the Guarantor shall be obligated to pay, as many demands hereunder as there may occur failures by Northstar Wireless to pay Guaranteed Obligations when due.

2.                                      REINSTATEMENT OF CERTAIN OBLIGATIONS.

a)             In the event that (i) all or any portion of the Guaranteed Obligations are paid by Northstar Wireless and (ii) all or any part of such Guaranteed Obligations are avoided, rescinded or recovered directly or indirectly from the Beneficiary, whether as a preference pursuant to Section 547 of the Bankruptcy Code, on the basis of fraudulent transfer, or based on any similar provision of applicable law, pursuant to an order issued by a court of competent jurisdiction acting within its authority, then the obligations of the Guarantor under this Guaranty shall continue and remain in full force and effect or be reinstated, as the case may be, to the extent of such portion of the Guaranteed Obligations that has been so avoided, rescinded or recovered and Guarantor shall, within four (4) New York banking days of receipt of written demand from the Beneficiary, pay or cause to be paid to the Beneficiary an amount equal to such portion of the Guaranteed Obligations that has been so avoided, rescinded or recovered.

b)             In the event that Beneficiary becomes a party to or otherwise receives notice of any action to avoid, rescind or recover any such payment, Beneficiary shall, prior to Beneficiary taking any action (including payment) with respect to any such claim for avoidance, rescission or recovery, provide prompt written notice thereof to the Guarantor.  In the event that Guarantor seeks to intervene in any such action (whether pursuant to Rule 24 of the Federal Rules of Civil Procedure as made applicable pursuant to Rule 7024 of the Federal Rules of Bankruptcy Procedure or otherwise) for the purpose of opposing any such avoidance, rescission or recovery: (i) the Beneficiary agrees that it will not oppose the Guarantor’s intervention in any such action for the purpose of opposing any such avoidance, rescission or recovery; and (ii) Beneficiary will take such actions as are then available to it pursuant to applicable law and regulation as may be necessary to assist Guarantor in connection with Guarantor’s intervention and opposition to any such avoidance, rescission or recovery.  Upon payment to the Beneficiary by the Guarantor of any amount avoided, rescinded or recovered, Beneficiary will promptly assign to Guarantor any actions, claims, rights, or lawsuits of any nature whatsoever (including without limitation, any payment or right to receive any payment), whether against Northstar Wireless, a bankruptcy estate, or any other party, arising out of or in connection with such avoidance, rescission or recovery (the “Beneficiary Assignment”).  Beneficiary hereby agrees to execute or cause to be executed such other agreements, instruments and other documents as may be necessary in order to evidence and effect the Beneficiary Assignment.

3.                                      TERM.  This Guaranty shall commence on the Effective Date and continue until the date upon which all Guaranteed Obligations have been paid to the Beneficiary and any and all periods with respect to which Section 2 above may apply under applicable law have expired without Section 547 of the Bankruptcy Code, any fraudulent transfer law, or any similar provision of applicable law, and such Section 2 having come into effect.

4.                                      NATURE OF LIABILITY.  The liability of the Guarantor hereunder is exclusive and independent of any security for, or other guaranty of, the obligations of Northstar Wireless to the Beneficiary, and the liability of the Guarantor hereunder shall not be affected or impaired by any direction as to application of payment by Northstar Wireless (which Northstar Wireless hereby acknowledges would be invalid).

5.                                      INDEPENDENT OBLIGATION.

a)             The obligations of the Guarantor hereunder are separate obligations from those of any other guarantor, Northstar Wireless or Lender, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against any other guarantor, Northstar Wireless or Lender and whether or not Northstar Wireless or Lender be joined in any such action or actions.  Any circumstance that operates to toll any statute of limitations as to Northstar Wireless or Lender shall operate to toll the statute of limitations as to the Guarantor.

b)             The Guarantor has knowledge, and assumes all responsibility for being and keeping itself informed, of Northstar Wireless’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder.  The Guarantor acknowledges and agrees that the

Beneficiary shall have no duty to advise the Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

6.                                      GUARANTY ABSOLUTE.  The obligations of Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety, other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees that:  (a) this Guaranty is a guaranty of payment when due and not of collectability; (b) this Guaranty is a primary obligation of Guarantor and not merely a contract of surety; and (c) so long as the Guaranteed Obligations are then due and payable, the Beneficiary may enforce this Guaranty notwithstanding the existence of any dispute between Northstar Wireless or Lender and Beneficiary with respect to any Guaranteed Obligations.

7.                                      CONTINUING GUARANTY.  This Guaranty is a continuing guaranty and all liabilities to which it applies under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of the Beneficiary in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Beneficiary would otherwise have.  It is not necessary for the Beneficiary to inquire into the capacity or powers of Northstar Wireless or the Guarantor or the officers, directors, partners or agents acting or purporting to act on their behalf.

8.                                      WAIVERS.  Guarantor waives, to the fullest extent permitted by applicable law, for the benefit of Beneficiary: (a) any right to require the Beneficiary, as a condition of payment or performance by Guarantor, to (i) proceed against Northstar Wireless, the Lender or any other person or entity, (ii) proceed against or exhaust any collateral, any other guarantor of the Guaranteed Obligations or any other person or entity, or (iii) pursue any other remedy in the power of Beneficiary; (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (c) (i) any principles or provisions of law, statutory or otherwise, that conflict with the terms of this Guaranty to the extent that they interfere with its performance, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs (other than any over-payment of additional payments previously made to the FCC in connection with such default pursuant to 47 C.F.R. §1.2104(g)(2)(ii) (that was calculated on an interim basis)), recoupments and counterclaims and (iv) promptness, diligence and any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject thereto; (e) except as expressly set forth in Section 1(c) above, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default, and notices of any renewal, extension or modification of the obligations hereunder; and (f)

any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

9.                                      SUBROGATION; SUBORDINATION.  In the event that at any time a demand is made by the Beneficiary in accordance with Section 1(c) above with respect to a Guaranteed Obligation or in accordance with Section 2 with respect to any amount avoided, rescinded or recovered, and the Guarantor fails to make timely payment pursuant thereto, then, from that time until such time as payment is made in full to Beneficiary (and only during such period):

a)             the Guarantor shall, withhold exercise of any claim, right or remedy, whether held directly or indirectly through any one or more of its affiliates, that Guarantor now has or may hereafter have against Northstar Wireless, Lender or any of their assets, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including: (i) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Northstar Wireless; (ii) any right to enforce, or to participate in, any claim, right or remedy that Beneficiary now has or may hereafter have against Northstar Wireless; and (iii) any benefit of, and any right to participate in, any collateral now or hereafter held by Beneficiary.  Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against Northstar Wireless, Lender or against any collateral, shall be junior and subordinate to any rights Beneficiary may have against Northstar Wireless or Lender, and to all right, title and interest Beneficiary may have in any such collateral; and

b)             any indebtedness of Northstar Wireless or Lender now or hereafter held by Guarantor, whether directly or indirectly through any one or more of its affiliates, shall be subordinated in right of payment to such Guaranteed Obligations, and any such indebtedness collected or received by Guarantor after any such Guaranteed Obligation has become due from Northstar Wireless, and any amount paid to Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph shall be held in trust for Beneficiary and shall promptly be paid over to the Beneficiary to be credited and applied against the Guaranteed Obligations; provided that, without affecting, impairing or limiting in any manner the liability of Guarantor under any other provision of this Guaranty, any payment on such indebtedness received by Guarantor at any other time shall be permitted and need not be held in trust for or paid over to the Beneficiary.

10.                               LIMITATION ON GUARANTEED OBLIGATIONS.  Each of the Guarantor and the Beneficiary (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty shall be enforced against the Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  In the event that, however, and to the extent that, the obligations of the Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guarantor’s obligations under this Guaranty shall be deemed to be reduced and the Guarantor shall pay the maximum amount of the obligations of the Guarantor in respect of the Guaranty that would be permissible under applicable law.

11.                               EXPENSES.  In the event that Beneficiary prevails in any dispute in connection with the enforcement of or preservation of its rights under this Guaranty, Guarantor agrees to pay, or cause to be paid, on demand, and to save the Beneficiary harmless against liability for, any and all reasonable and documented costs and expenses (including reasonable fees, costs of settlement, and disbursements of counsel) incurred or expended by Beneficiary in connection with the enforcement of or preservation of its rights under this Guaranty.

12.                               BENEFIT AND BINDING EFFECT.  This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Beneficiary and its successors and assigns.

13.                               AMENDMENTS; WAIVERS.  Neither this Guaranty, nor any provision hereof, may be changed, waived, discharged or terminated except with the written consent of the Guarantor and the Beneficiary.

14.                               NOTICES.  All notices or requests that are required or permitted to be given pursuant to this Guaranty Agreement shall be given in writing and shall be sent by facsimile transmission, or by first-class certified mail, postage prepaid, or by overnight courier service, charges prepaid, to the party to be notified, addressed to such Party at the address(es) set forth below, or sent by facsimile to the fax number(s) set forth in the signature block below, or such other address(es) or fax number(s) as such Party may have substituted by written notice (given in accordance with this Section) to the other Party.  The sending of such notice with confirmation of receipt of the complete transmission (in the case of facsimile transmission) or receipt of such notice (in the case of delivery by first-class certified mail or by overnight courier service) shall constitute the giving thereof.

If to be given to the Guarantor:

DISH Network Corporation

Attn: Office of the General Counsel,

DISH Network Corporation

If by overnight courier service:

9601 South Meridian Blvd.

Englewood, Colorado 80112

If by first-class certified mail:

P.O. Box 6655

Englewood, Colorado 80155

If by facsimile:

Fax #: (303) 723-2050

(303) 723-1699

cc:               EVP, Corporate Development

If by overnight courier service:

Same address as noted above for the Guarantor overnight courier delivery

If by first-class certified mail:

Same address as noted above for the Guarantor first- class certified mail delivery

If by facsimile:

Fax #: (303) 723-2020

If to be given to the Beneficiary:

Federal Communications Commission

Attention: General Counsel

If by overnight courier service or first-class certified mail:

445 12th Street, S.W.

Washington, D.C. 20554

If by facsimile:

Fax #: (202) 418-2822

cc:        Chief, Wireless Telecommunications Bureau

If by overnight courier service or first-class certified mail:

Same address as noted above

If by facsimile:

Fax #: (202) 418-0787

15.                               GOVERNING LAW; VENUE. This Guaranty shall be governed by, and construed and interpreted in accordance with, the federal law of the United States of America.  To the extent that federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the substantive law of the State of New York shall be adopted as the governing federal rule of decision.  To the extent permitted by applicable law, the Parties consent to the non-exclusive jurisdiction and venue of the federal courts of competent jurisdiction sitting within the State of New York, County of New York with respect to any dispute arising out of or relating to this Agreement.  Only in the sole event that such New York federal courts lack subject matter jurisdiction or such New York federal courts determine that, notwithstanding the Parties’ submission to personal jurisdiction, such courts lack personal jurisdiction, then any New York State court of competent jurisdiction sitting in the County of New York, Borough of Manhattan shall have jurisdiction to hear and determine any dispute arising out of or relating to this Agreement.  The Guarantor hereby waives, to the fullest extent permitted by applicable law, any right it may have to a jury trial of any claim or cause of action based upon, arising out of or relating to this Guaranty.

16.                               NOT AN ASSUMPTION. This Guaranty does not constitute an assumption of any obligation under any other agreement or arrangement, and except as expressly set forth herein, the Guarantor is not responsible for any liabilities, obligations or amounts due under any agreement including, without limitation, the Credit Agreement or otherwise.

17.                               REPRESENTATIONS. The Parties represent and warrant that (i) they have the requisite power and authority to enter into, execute and perform their obligations under this Guaranty, (ii) this Guaranty has been duly executed and delivered by such Party and (iii) this Guaranty constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms.

18.                               COUNTERPARTS.  This Guaranty may be executed in two (2) or more counterparts, each of which will be an original, but all of which together will constitute one (1) and same instrument.  Delivery by a party of executed counterparts of this Guaranty by facsimile or e-mail will constitute execution and delivery of such counterpart to the same extent as if such counterpart were originally executed and delivered by such party.

19.                               PAYMENTS.  All payments made by the Guarantor hereunder will be made without setoff, withholding or deduction of any nature (other than any over-payment of additional payments previously made to the FCC in connection with such default pursuant to 47 C.F.R. §1.2104(g)(2)(ii) (that was calculated on an interim basis)).

20.                               HEADINGS DESCRIPTIVE.  All section and descriptive headings and the recitals herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guaranty, and no construction or reference shall be derived therefrom.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

DISH NETWORK CORPORATION,
as Guarantor

By: ,
Name:
Title:

Acknowledged and Agreed to:

FEDERAL COMMUNICATIONS COMMISSION

By: ,
Name:
Title:

Acknowledged and Agreed to:

NORTHSTAR WIRELESS, LLC

By: Northstar Spectrum, LLC, Its sole member
By: Northstar Manager, LLC, Its Manager
By: Doyon, Limited, Its Manager

By: ,
Name:
Title: